Exhibit 10.1

COLLABORATION AND SERVICES AGREEMENT

This COLLABORATION AND SERVICES AGREEMENT (the “Agreement”), dated as of November 28, 2005 (the “Effective Date”), is by and between NEUROBIOLOGICAL TECHNOLOGIES, INC., a Delaware corporation (“NTI”) and NEUTRON LTD., a Bermuda limited company (“CELTIC”). NTI and CELTIC are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of September 19, 2005 (the “Purchase Agreement”), by and between NTI and CELTIC, NTI has sold, transferred, and assigned to CELTIC certain assets relating to the pharmaceutical product XERECEPT® (as further defined in the Purchase Agreement, the “Product”); and

WHEREAS, CELTIC desires that NTI provide, and NTI has agreed to provide, certain services in connection with the research and development of the Product; and

WHEREAS, NTI currently has the technology, know-how, personnel, and other resources useful in the development of the Product.

NOW, THEREFORE, in consideration of the above premises and the covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in Section 1.1 or referred to in Section 1.2. Other capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

“Calendar Quarter” means any three (3) month period ending on March 31, June 30, September 30 or December 31.

“Collaboration Inventions” means and collectively includes all Intellectual Property Rights, including information, trade secrets, data, inventions, technology, know-how, and pre-clinical, clinical, chemical, pharmacological, toxicological, assay, control, manufacturing, and adverse event information, concerning or relating to the Product that are made, conceived and/or reduced to practice, actually and/or constructively, by employees, consultants or subcontractors of either Party in conducting the Collaboration Work that are necessary or useful for the research, development, registration, manufacture, use, sale or other disposition of the Product.

“Commercial Product” means the Product with Marketing Approval with respect to any country in the Territory.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“First Indication” means the treatment of Peritumoral Brain Edema.

“NTI Knowledge” shall mean the actual knowledge of any of NTI’s officers or senior managers.

“NTI Technology” means any Intellectual Property Rights which were owned or licensed by NTI prior to the Effective Date, including Licensed IP but expressly excluding the Acquired Intellectual Property, or which are developed by NTI subsequent to the Effective Date and are outside the scope and unrelated to the Product or the subject matter of this Agreement. For the avoidance of doubt, NTI Technology expressly excludes any Collaboration Inventions.

“Territory” means, collectively, the U.S. Territory and the ROW Territory.

“ROW Territory” shall mean all nations, states, possessions and territories that are not a part of the U.S. Territory.

“U.S. Territory” shall mean the United States, its territories and possessions, including the Commonwealth of Puerto Rico.

1.2 Other Definitions. Certain other terms are defined in the Sections cited below:

Definition	Section
Collaboration Work	2.1
Confidential Information	8.1
Damages	6.1
Effective Date	Preamble
Notice Period	9.3
Product	Preamble
Purchase Agreement	Preamble
Research Expenses	2.6
Steering Committee	2.2(a)
Term	9.1

1.3 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to the Schedules hereto are for convenience of reference only and should not be deemed a part of this Agreement or be given any effect in interpreting this Agreement. The use of masculine, feminine or neuter gender or the single or plural form of words herein shall not limit the applicability of any provision of this Agreement to such gender or form. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation,” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof” and words of similar import shall refer to this Agreement as a whole and not to any particular Article or Section of, or Schedule to, this Agreement.

ARTICLE 2

PRODUCT DEVELOPMENT

2.1 General. The Steering Committee will have sole authority and responsibility for the clinical development of the Product for all indications, including the First Indication (collectively, the “Collaboration Work”). Subject to the Purchase Agreement, CELTIC will have sole authority and responsibility for any commercialization of the Product in each jurisdiction within the Territory that CELTIC determines in its sole discretion, is feasible and commercially attractive for the commercialization of the Product, such authority and responsibility to include the filing and maintenance of any and all applicable Marketing Approvals. The Collaboration Work will be allocated among the Parties in accordance with Section 2.3 and Schedule A hereto.

2.2 Steering Committee.

(a) Promptly after the Effective Date, the Parties shall form a steering committee (the “Steering Committee”) to which CELTIC shall have the right to designate such number of representatives as CELTIC deems appropriate from time to time and NTI shall have the right to designate two (2) representatives. CELTIC’s representatives shall include one or more of its managing partners from time to time and NTI’s representatives shall be its chief executive officer and such other representative as it deems fit from time to time. CELTIC shall designate the Chairman of the Steering Committee. Subject to the foregoing, the respective individual representatives of any Party to the Steering Committee may be removed and replaced from time to time at the discretion of such Party by sending written notice of such action to the other Party. Each representative of NTI and CELTIC shall have one (1) vote to cast in matters coming to a vote before the Steering Committee. Except as provided in Section 2.11, all decisions of the Steering Committee shall be made by majority vote of the representatives on the Steering Committee. In the event an issue arises that the Steering Committee cannot resolve by majority vote, the Chairman shall cast an additional tie-breaking vote; provided, however, that no such vote shall require NTI to spend money or devote human resources above those committed herein, without NTI’s express written approval.

(b) The Steering Committee shall meet once per Calendar Quarter, or at such other intervals as the Steering Committee may decide, at such times and at such locations as shall be decided by the Steering Committee, provided such meetings shall be held only outside of the territories of the United States or the United Kingdom. Meetings may be held in person or via teleconference. At least fifteen (15) business days prior to each regularly scheduled meeting of the Steering Committee, the Steering Committee shall cause a written report to be submitted to the Parties concerning the progress of any Collaboration Work, such report to include a summary of (i) progress achieved since the previous meeting; (ii) critical issues or problems encountered or anticipated; and (iii) a statement of goals for the scheduled activities. CELTIC shall provide an agenda and minutes of each meeting of the Steering Committee. Minutes shall be deemed approved unless NTI objects to the accuracy of such minutes within ten (10) days of its receipt thereof. The parties agree that the Steering Committee shall meet and otherwise exercise its functions and duties only outside of the territories of the United States or the United Kingdom and their respective territories.

(c) Notwithstanding any of the foregoing, until the earlier of: (x) FDA approval of the First Indication, (y) the third anniversary of the Effective Date or (z) the consummation of a Change of Control with respect to NTI, all decisions relating to clinical trial designs and regulatory affairs, including regulatory submissions and communications with the FDA in respect of the First Indication in the U.S. shall be subject to the unanimous consent of the Steering Committee.

2.3 Collaboration Work. The Steering Committee shall have sole authority and responsibility for the conduct and allocation of Collaboration Work. Although it is the present intent of the Parties that a substantial amount of Collaboration Work will be performed by NTI or its Affiliates, the Steering Committee may allocate all or any portion of the Collaboration Work to Persons other than NTI, including CELTIC, CELTIC’s Affiliates or third party contract research organizations and consultants. Plans for Collaboration Work shall be subject to periodic revision by the Steering Committee for any reason deemed appropriate by the Steering Committee, including based upon timelines of Collaboration Work, results obtained or changes in competitive products or market forces. In the event that, after instructing NTI to perform any Collaboration Work, the Steering Committee requests NTI to cease performing such Collaboration Work or reallocates such Collaboration Work from NTI to other Persons, the Steering Committee shall give NTI ninety (90) days prior written notice thereof and CELTIC’s sole obligation to NTI with respect to such Collaboration Work shall be to pay NTI any fees for services rendered then due and owing to NTI because of such Collaboration Work hereunder as well as all actual costs, including committed costs, paid by NTI to complete activities associated with the termination and orderly close out of such Collaboration Work, provided that CELTIC shall not pay any such costs incurred under any agreement entered into by NTI after the date NTI receives written notice of such reallocation. Subject to Section 8.1, information generated by Collaboration Work will be freely shared between the Parties upon the reasonable request from one Party to the other. No allocation or reallocation of Collaboration Work shall require NTI to spend money or devote human resources above those committed pursuant to Schedule A without NTI’s express written approval.

2.4 Drug Approval Applications. CELTIC shall have sole authority and responsibility for preparing and filing applications for Marketing Approval of the Product in the Territory. Such applications shall be filed in CELTIC’S name, CELTIC shall be responsible for prosecuting them, and CELTIC shall be the owner of all ensuing Marketing Approvals. NTI shall provide reasonable cooperation and assistance to CELTIC in the application for or other acquisition of any Marketing Approvals, including making available (i) such of NTI’s then-current employees, consultants and advisors (including, where applicable, any named inventors) knowledgeable about the Product, and (ii) any information, data, reports, studies or results in NTI’s possession or under its control and related to the Product. CELTIC shall reimburse NTI for any reasonable and documented expenses incurred by or on behalf of NTI’s employees, consultants and advisors, including consultants’ fees, in providing such cooperation and assistance.

2.5 Research and Development Efforts. NTI will use its Commercially Reasonable Efforts to perform and complete the Collaboration Work set forth opposite its name on Schedule A.

2.6 Research Funding. During the Term and subject to the terms and conditions of this Agreement, CELTIC shall bear the reasonable and documented costs and expenses of the Collaboration Work (the “Research Expenses”) as set forth in this Section 2.6.

(a) The Steering Committee shall, prior to commissioning any Collaboration Work to a Party, solicit such Party’s good faith estimate as to (i) the actual dollar amount of Research Expenses that would be incurred by such Party in performing such Collaboration Work and (ii) how long it would take such Party to perform such Collaboration Work. Such Party shall, promptly after the Steering Committee’s solicitation therefor, report such good faith estimate in writing to the Steering Committee, and, if such good faith estimate is accepted by the Steering Committee in writing, then such Party shall perform such Collaboration Work for such amounts and during such time period.

(b) Upon reasonable written notice to NTI, CELTIC shall have the right, either itself or using CELTIC’s independent certified public accountants, to audit those books and records as may be necessary to verify the accuracy of the reports furnished by NTI to CELTIC pursuant to Section 2.9. If an independent certified public accountant is used by CELTIC for the conduct of such audits, the report prepared by such independent public accountant shall be provided to NTI at the same time it is sent or otherwise provided to CELTIC and shall contain the conclusions of the independent public accountant regarding the audit. In the event an audit conducted by an independent public accountant concludes there has been any overpayment by CELTIC, NTI shall remit to CELTIC within thirty (30) days after NTI’s receipt of the auditor’s report, (i) the amount of such overpayment and (ii) if such overpayment exceeds five percent (5%) of the total amount paid or payable for the calendar year then being audited, the reasonable fees and expenses of CELTIC in commissioning or performing such audit, subject to reasonable substantiation. Any NTI information received or obtained by CELTIC in connection with an audit under this Section 2.6 is Confidential Information for purposes of Section 8.1.

2.7 Access to Personnel. NTI shall make available to CELTIC, upon reasonable notice and during normal business hours, the reasonable assistance of all of NTI’s then-current employees, consultants, and advisors (including, where applicable, any named inventors) who are knowledgeable about Collaboration Inventions and/or Acquired Intellectual Property in order to facilitate CELTIC’s efforts to develop and commercialize the Product. CELTIC shall reimburse NTI for any reasonable and documented expenses incurred by or on behalf of NTI’s employees, pre-approved consultants and advisors, including the reasonable and documented fees of pre-approved consultants, in providing such cooperation and assistance.

2.8 Mutual Cooperation. The Parties shall cooperate with each other in connection with the performance of the Collaboration Work, including, without limitation, by developing reasonable procedures with respect to information sharing, transfer of data and similar matters. Each Party shall make available on a timely basis to the other Party all information and materials reasonably requested in respect of the Collaboration Work. CELTIC hereby grants NTI a non-exclusive, fully-paid, royalty-free license to use CELTIC’s documentation, data and other materials to the extent reasonably required to perform the Collaboration Work. This Section 2.8 does not transfer title or other rights to any such materials or other assets of CELTIC.

2.9 Books and Records. During the Term, NTI shall keep materially complete and accurate books and records of the Collaboration Work it performs and reasonable supporting documentation of all out-of-pocket costs incurred in connection with the Collaboration Work, and shall make such books and records available to CELTIC upon reasonable notice and during normal business hours.

2.10 Manufacturing and Supply. NTI agrees that CELTIC may require NTI to supply, at the cost of CELTIC, clinical quantities of the Product in the Territory.

2.11 Other Indications. Notwithstanding anything herein, until the earlier of: (x) FDA approval of the First Indication, (y) the third anniversary of the Effective Date or (z) the consummation of a Change of Control with respect to NTI, the Steering Committee shall not authorize, and CELTIC shall not engage in any tests or trials of the Product for any indications other than malignant brain tumors, nor make any regulatory submissions relating to the foregoing, that NTI reasonably believes may adversely affect in any material respect the application for FDA approval of the First Indication.

ARTICLE 3

PRODUCT COMMERCIALIZATION

3.1 General. Subject to its obligations set forth in the Purchase Agreement, CELTIC shall have sole authority, responsibility for and discretion over the manufacture, marketing, distribution and sale of Commercial Products in the Territory. CELTIC shall set prices for Commercial Products in the Territory and shall obtain all Marketing Approvals as may be required in connection with such pricing. CELTIC will prepare or have prepared any and all advertising and education materials for the Commercial Products in the Territory. Decisions regarding matters such as advertising and promotion shall be made in the sole discretion of CELTIC. CELTIC shall be responsible for developing and registering trademarks for the Commercial Products in the Territory and shall be the sole owner of all such trademarks.

ARTICLE 4

FEES; PAYMENTS

4.1 Fees and Expenses. CELTIC shall reimburse NTI for the reasonable and documented out-of-pocket expenses actually incurred by NTI in its performance under this Agreement, including reasonable and documented travel and lodging expenses actually incurred in connection with the development of the Product. NTI shall invoice CELTIC for such fees and expenses monthly, based on the operating costs it allocates to the Product in its financial statements; provided, however, that such allocation shall not include any amounts in respect of overhead or fixed costs (e.g., office, organization, management, lease, insurance or other overhead items.) All invoiced amounts shall be due and payable within forty-five (45) days after the date of the invoice. If CELTIC fails to make any payment due under this Section 4.1 when it is due, then such late payment shall bear interest at a rate equal to four percent (4%) above the then-applicable prime commercial lending rate of Citibank, N.A. San Francisco, California (or the maximum amount permitted by law, if less) from the date first due until the date paid, provided that, no such interest will accrue or be payable if any applicable non-payment or late payment is subject to a bona fide dispute between the Parties.

4.2 Taxes. In addition to the fees and other amounts payable by CELTIC to NTI under this Agreement, CELTIC shall pay any applicable taxes or assessments, including any sales, use or excise taxes, that may be levied or assessed by any government or other taxing authority in connection with the performance by NTI of the Collaboration Work, or any receipts therefor, other than federal, state or local income or withholding taxes (including both regular and alternative minimum taxes) or other federal, state or local taxes based upon NTI’s income (whether gross or net), taxable income or alternative taxable income. Official receipts indicating proof of payment of any such taxes shall be secured and made available to the other Party upon request as evidence of payment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of CELTIC and NTI. CELTIC and NTI each hereby represent and warrant to the other that:

(a) This Agreement is a legal and valid obligation binding upon each Party and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by each Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it. Each Party expressly represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform the obligations contemplated hereby.

(b) Each Party will duly and punctually perform all duties, agreements, covenants, and undertakings on the part of the Party contained in this Agreement.

(c) All of its employees, officers, and consultants have executed written agreements requiring assignment to the Party of all inventions made during the course of and as a result of their association with such Party and obliging the individual to maintain as confidential the Confidential Information of such Party.

(d) To its knowledge, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with its execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement.

(e) It will not knowingly infringe any Third Party Intellectual Property Rights in the course of performing any Collaboration Work or otherwise performing its obligations hereunder.

ARTICLE 6

INDEMNITY AND INSURANCE

6.1 Indemnification of NTI by CELTIC. CELTIC agrees to indemnify, hold harmless, and defend NTI and its shareholders, directors, officers, employees, and agents from and against any and all costs, losses, liabilities, fines, penalties, demands, damages, expenses, court costs, costs of counsel, consultants, and experts (regardless of outcome) (“Damages”) arising directly or indirectly out of any Third Party claim or action arising from:

(a) any breach of any representation or warranty made by CELTIC in this Agreement or any agreement, instrument, or document delivered by CELTIC pursuant to the terms of this Agreement;

(b) any violation of applicable law, or other act or omission of CELTIC with respect to the operation of CELTIC’s business or any of CELTIC’s activities under this Agreement;

(c) the breach by CELTIC of any material term of this Agreement; or

(d) the negligence or intentional misconduct of CELTIC or any of its agents or employees, except to the extent such claims result from conduct of NTI or its shareholders, directors, officers, employees, agents or sublicensees.

Nothing in the provisions of this Section 6.1 shall prevent NTI from instituting direct actions against CELTIC or from obtaining direct damages in any such action.

6.2 Indemnification of CELTIC by NTI. NTI agrees to indemnify, hold harmless, and defend CELTIC and its shareholders, directors, officers, employees, and agents against any and all Damages arising directly or indirectly out of any Third Party claim or action arising from:

(a) any breach of any representation or warranty made by NTI in this Agreement or any agreement, instrument, or document delivered by NTI pursuant to the terms of this Agreement;

(b) any violation of applicable law, or other any act or omission of NTI with respect to the operation of NTI’s business or any of NTI’s activities under this Agreement;

(c) the breach by NTI of any material term of this Agreement; or

(d) the negligence or intentional misconduct of NTI or any of its agents or employees, except to the extent such claims result from conduct of CELTIC or its shareholders, directors, officers, employees, agents or sublicensees.

Nothing in the provisions of this Section 6.2 shall prevent CELTIC from instituting direct actions against NTI or from obtaining direct damages in any such action.

6.3 Conduct of Claims. If a Party or any of its shareholders, directors, officers, employees, and agents has a right to be indemnified under Section 6.1 or 6.2 (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice of such Third Party claim to the Party from whom indemnification is sought hereunder (the “Indemnifying Party”) and shall cooperate with the Indemnifying Party. The Indemnifying Party will have the right to defend at its own expense and by counsel of its own choice any Third Party claims for which it is obligated to provide indemnification to the Indemnified Party; provided, however, that it will not settle any such Third Party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party is defending a Third Party claim, the Indemnified Party shall have the right to be present in person or through counsel of its own choosing, at the expense of the Indemnifying Party.

6.4 Steering Committee Members. No member of the Steering Committee shall be personally liable to any Party by reason of the actions of such person in the conduct of the business of the Steering Committee, except for actions involving fraud or willful misconduct.

6.5 Insurance. The Parties shall obtain and maintain at their own expense appropriate insurance, in amounts customary in the pharmaceutical industry, but in no event less than $5 million general liability and $3 million covering human clinical trials, in accordance with standard commercial practices, and to cover the indemnities granted in Sections 6.1 and 6.2, and such insurance policies shall name the other Party as an additional insured. Such insurance policies shall be written to cover claims incurred, discovered, manifested, or made in connection with clinical development and sale of the Product in the Territory. Each Party shall provide evidence of such coverage to the other Party. Each Party shall provide at least thirty (30) days prior written notice to the other Party in the event that such Party becomes aware that such coverage may not be renewed, is not renewed, or is canceled.

ARTICLE 7

INVENTIONS; INFRINGEMENT BY OTHERS;

PROTECTION OF PATENTS

7.1 Ownership of Collaborative Inventions.

(a) CELTIC shall solely own all right, title and interest in and to Collaboration Inventions, irrespective of the inventorship thereof. NTI shall promptly notify CELTIC in writing of all Collaboration Inventions of which an employee, consultant or subcontractor of NTI is an inventor in sufficient detail to permit evaluation of same by CELTIC. NTI shall not disclose any Collaboration Invention or any information related thereto to any Third Party without the prior written consent of CELTIC, and each Collaboration Invention shall be deemed CELTIC’s Confidential Information hereunder.

(b) NTI shall assign (or cause to be assigned) and hereby does assign to CELTIC all of NTI’s right, title and interest in and to all Collaboration Inventions and any and all Intellectual Property Rights thereto, and shall execute all documents necessary to effectuate or record such transfer of title. NTI further agrees to reasonably assist CELTIC, or its designee, upon CELTIC’s request and at CELTIC’s expense, to obtain, enforce, and defend CELTIC’s rights in Collaboration Inventions and any Intellectual Property Rights relating thereto in any and all countries, and to execute all documents reasonably necessary for CELTIC to do so. In addition, to the extent allowed by law, any Collaboration Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.

(c) NTI agrees that if, in the course of performing any Collaboration Work, NTI incorporates into any Collaboration Invention(s) any NTI Technology, CELTIC is hereby granted and shall have a non-exclusive, fully-paid, royalty-free, perpetual, irrevocable, worldwide license to make, have made, make derivative works of, reproduce, display, perform, use, offer for sale, sell, and import such NTI Technology in connection with the applicable Collaboration Invention(s) and/or the Product.

(d) Upon the termination of this Agreement, or upon CELTIC’s earlier request, NTI will deliver to CELTIC all documents and materials relating to, and all tangible embodiments of, Collaboration Inventions in NTI’s possession or control.

7.2 Infringement of Intellectual Property Rights. Each Party shall promptly inform the other of any suspected infringement of any Acquired Intellectual Property or Collaboration Inventions by a Third Party. CELTIC shall have the right, at its sole discretion, on its own behalf and expense, to institute, prosecute and control any action or proceeding relating to the enforcement of any Intellectual Property Rights in the Acquired Intellectual Property and the Collaboration Inventions. NTI agrees to be joined as a party if necessary to prosecute the action or proceeding and shall provide, at CELTIC’s expense, all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. CELTIC shall have sole control of any such suit and all negotiations for its settlement or compromise and shall bear all costs and expenses of the suit. Any amounts recovered as a result of such actions shall be dealt with as follows: (x) first, the cost of litigating such action shall be deducted and may be retained from the amounts recovered by CELTIC; (y) second, the cost of any royalty or license payments to Third Parties shall be deducted and may be retained from the amounts recovered by CELTIC; and (z) as to any amounts remaining, CELTIC may retain all such remainder, provided that such remainder shall be deemed to be Gross Margin or Net Sales, as applicable, occurring in the calendar quarter in which it is received and for which CELTIC shall pay NTI U.S. Profit Sharing Payments or ROW Royalty Payments, as applicable, under Section 7.2 of the Purchase Agreement.

7.3 Declaratory Actions and Counterclaims. In the event that an action alleging invalidity or non-infringement of any of the Acquired Intellectual Property or Collaboration Inventions shall be brought against CELTIC, CELTIC, at its sole discretion, shall have the right, to control the action at its own expense. NTI agrees to be joined as a party if necessary to prosecute the action and shall provide all reasonable cooperation, at CELTIC’s expense, including any necessary use of its name, required to prosecute such litigation. CELTIC shall have sole control of any such suit and all negotiations for its settlement or compromise and shall bear all costs and expenses of the suit. Any recovery obtained from such litigation, proceeding or settlement shall belong to CELTIC.

7.4 Infringement Charges Against a Party. If CELTIC, NTI or their respective Affiliates is threatened with suit or sued by a third party for infringement of Intellectual Property Rights because of activities in connection with the Collaboration Work or the manufacture, offer for sale, sale, importation and/or distribution of the Product, the Party which has been threatened with suit or sued shall promptly notify the other Party in writing of such event. CELTIC and NTI agree to take whatever reasonable action the Steering Committee deems appropriate in connection with such claim or suit; provided, however, that (i) CELTIC shall be solely responsible for the costs (including attorneys’ fees) of defending and/or settling any such suit related solely to its performance of the Collaboration Work or the manufacture, offer for sale, sale, importation and/or distribution of the Product, and (ii) NTI shall be solely responsible for the costs (including attorneys’ fees) of defending and/or settling any such suit related solely to its performance of the Collaboration Work other than in strict accordance with any protocols or instructions provided by the Steering Committee. Each Party agrees that it shall cooperate with the other Party in defending the suit, even if not a party to the suit, and shall join the suit if deemed a necessary party. Notwithstanding the foregoing, NTI shall bear all costs (including attorneys’ fees) of defending and/or settling any such suit which arises directly or indirectly out of a breach of the representations and warranties made by NTI pursuant to Section 5.1(e) of this Agreement or Section 4.9 of the Purchase Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information. Section 6.4 of the Purchase Agreement shall apply to all Confidential Information disclosed hereunder, and is hereby incorporated into this Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 9.2, 9.3, 9.4 or 9.5, shall expire on the sixth (6th) anniversary of the date hereof (the “Term”).

9.2 Termination prior to Marketing Approval of First Indication. Until the earlier of: (x) FDA approval of the First Indication, or (y) the third anniversary of the Effective Date:

(a) this Agreement may only be terminated by CELTIC (i) pursuant to Sections 9.4 or 9.5, (ii) with NTI’s prior written consent, (iii) immediately, upon the termination of the Purchase Agreement pursuant to Article 9 thereof, or (iv) immediately, upon a Change of Control of NTI or a Sale Transaction.

(b) this Agreement may only be terminated by NTI (i) pursuant to Sections 9.4 or 9.5, (ii) with CELTIC’s prior written consent, or (iii) immediately, upon the termination of the Purchase Agreement pursuant to Article 9 thereof.

9.3 Termination after Marketing Approval of First Indication. After:

(a) the earlier of (x) FDA approval of the First Indication, or (y) three (3) years after the Effective Date, CELTIC shall have the right to terminate this Agreement (i) pursuant to Sections 9.4 or 9.5, (ii) in its sole discretion upon ninety (90) days prior written notice to NTI, (iii) immediately, upon the termination of the Purchase Agreement pursuant to Article 9 thereof, or (iv) immediately, upon a Change of Control of NTI or a Sale Transaction.

(b) the earlier of (x) FDA approval of the First Indication, or (y) three (3) years after the Effective Date, NTI shall have the right to terminate this Agreement (i) pursuant to Sections 9.4 or 9.5 or (ii) immediately, upon the termination of the Purchase Agreement pursuant to Article 9 thereof.

(c) FDA approval of the First Indication, NTI shall have the right to terminate the Agreement in its sole discretion upon ninety (90) days prior written notice to CELTIC.

9.4 Termination for Material Breach. If either Party commits a material breach of this Agreement and such breach is not cured within sixty (60) days after written notice thereof by the non-breaching Party (the “Notice Period”), or if such breach is incapable of cure during the Notice Period, the breaching Party fails to make good faith efforts to cure such breach during the Notice Period, then, in each such case the non-breaching Party may terminate this Agreement upon expiration of the Notice Period.

9.5 Termination for Insolvency. If either Party:

(a) makes a general assignment for the benefit of its creditors or becomes insolvent;

(b) files an insolvency petition in bankruptcy;

(c) petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets;

(d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors; or

(e) becomes a party to any proceeding or action of the type described above in (c) or (d), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then, in each case, the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

9.6 Duties upon Termination; Accrued Obligations. In the event of termination of this Agreement, all work under this Agreement shall cease to the extent practicable, and no additional work shall be undertaken or additional obligations incurred. Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

9.7 Surviving Obligations. Upon the expiration or early termination of this Agreement and except as expressly provided to the contrary herein, all rights and obligations of the Parties shall cease, except for the following obligations, which shall continue:

(a) CELTIC’S obligation to make payments pursuant to Article 4 up to the effective date of termination and under Section 2.3 as set forth therein;

(b) any cause of action or claim of CELTIC or NTI, accrued or to accrue, because of any breach or default by the other Party prior to the expiration or early termination of this Agreement; and

(c) the provisions of Articles and Sections 1, 6, 7, 8, 9.6, 9.7, 9.8, 10 and 11.

9.8 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement or the Purchase Agreement by NTI to CELTIC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that CELTIC, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against NTI under the Bankruptcy Code, CELTIC shall be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to CELTIC (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by CELTIC unless NTI elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of NTI upon written request therefor by CELTIC.

ARTICLE 10

LIMITATIONS AND EXCLUSIONS OF LIABILITY

10.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2 Exclusion of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. This Section 10.2 shall not be construed to limit either Party’s obligations under Sections 6.1 or 6.2. Notwithstanding the foregoing, the Parties have explicitly agreed that direct damages shall not be subject to the foregoing limitation.

10.3 Limitation of Liability. EACH PARTY’S RESPECTIVE AGGREGATE LIABILITY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO TWENTY MILLION ($20,000,000). This Section 10.3 shall not be construed to limit either Party’s obligations under Section 6.1 or 6.2.

ARTICLE 11

MISCELLANEOUS

11.1 Subcontractors; Assignment.

(a) With the prior written consent of the Steering Committee, each Party shall have the right in its sole discretion to use subcontractors, consultants or other Third Parties to perform its obligations hereunder, provided that such Party shall remain responsible for the performance of its subcontracted obligations.

(b) Except as provided in Section 11.1(a), neither Party may assign or delegate this Agreement, nor any of its rights or obligations hereunder, without the other Party’s prior written consent; provided, however, that each Party may freely assign or delegate this Agreement: (i) to any of its Affiliates, or (ii) in connection with the acquisition of all, or substantially all, of its assets, or any merger, acquisition or reorganization of or by the assigning Party. Any purported assignment or delegation of this Agreement in violation of this Section 11 shall be null and void and of no effect. Subject to the foregoing provisions of this Section 11.1, this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the Parties.

11.2 JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.2 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR

ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF NEW YORK; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE CITY OF NEW YORK, SATISFACTORY TO NTI AND CELTIC, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.4 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

11.3 Injunctive Relief. Notwithstanding anything herein, either Party may seek (i) injunctive relief for the protection of such Party’s Intellectual Property Rights or Confidential Information, and (ii) to enforce judgments, in any court of competent jurisdiction.

11.4 Notices. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed as follows:

If to CELTIC:

c/o Celtic Pharma Management L.P.

Wessex House

45 Reid Street, 4th Floor

Hamilton HM 12

Bermuda

Attention: General Counsel

Facsimile No.: +441-299-7441

with copies to:

Celtic Pharma

110 East 59th Street

Suite 3303

New York, NY 10022

Attention: General Counsel

Facsimile No.: 212-668-3370

and

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, NY 10019

Attention: Philip O. Brandes

Facsimile No.: 212-262-1910

If to NTI:

Neurobiological Technologies, Inc.

3260 Blume Drive

Suite 500

Richmond, California 94806

U.S.A.

Attention: President and CEO

Facsimile No.: 510-595-6006

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92122

Attention: Stephen C. Ferruolo

Facsimile No.: 858-587-5930

Either Party may change its address upon written notice to the other Party.

11.5 Entire Agreement. This Agreement embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. None of the terms of this Agreement can be amended or waived except by an instrument in writing executed by authorized representatives of each Party.

11.6 Governing Law. This Agreement shall be construed and the respective rights and obligations of the Parties determined according to the substantive laws of the State of New York, notwithstanding any contrary conflict of laws provisions thereof; provided that matters of intellectual property law which matters shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

11.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed to have the same effect as their originals.

11.9 Independent Contractors. It is understood and agreed that the Parties are independent contractors and nothing contained in this Agreement is intended to make either Party a general or special agent, legal representative, joint venturer, partner or employee of the other or otherwise as participants in a joint or common undertaking for any purpose. Personnel supplied by a Party shall work for that Party and shall not, for any purpose, be considered as partners, joint venturers, employees or agents of the other Party. Each Party assumes full responsibility for the acts of its personnel while performing services hereunder and shall be responsible solely for their supervision, direction and control, compensation, benefits and taxes. Neither Party has, expressly or by implication, or may represent itself as having, directly or indirectly, any authority to act for or on behalf of the other Party or to make contracts or enter into any agreements in the name of the other Party, or to obligate or bind the other Party in any manner whatsoever.

11.10 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party to the extent beyond the reasonable control of the affected Party.

11.11 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto.

11.12 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach, default or noncompliance under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any part of any breach, default or noncompliance under the Agreement or any waiver by a Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the Parties, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the Parties hereto have executed this Collaboration and Services Agreement in duplicate originals by their duly authorized officers or representatives.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman
Name:
Title:

NEUTRON LTD.

By:	/s/ Stephen Evans-Freke
Name:
Title: